Allied Healthcare International Inc. Increases Revenues 9.8%

and Operating Income From Continuing Operations 6.3% for the

Second Fiscal Quarter of 2008

(In millions except EPS)	Fiscal 2008 Second Quarter March 31, 2008	Fiscal 2007 Second Quarter March 31, 2007
Revenues	$73.8	$67.2
Gross Profit	$21.9	$19.9
Gross Margin %	29.7%	29.6%
Diluted EPS, Continuing operations	$0.04	$0.02
Diluted EPS, Discontinuing operations	—	$0.02

NEW YORK – May 7, 2008 — Allied Healthcare International Inc. (Nasdaq: AHCI; AIM: AHI, http://www.alliedhealthcare.com), a leading provider of flexible healthcare staffing services in the United Kingdom, announces the financial results of its fiscal 2008 second quarter and six months for the period ended March 31, 2008.

To provide investors with an increased understanding of the Company’s staffing business, Allied is providing the following breakdown of its revenues and gross profits.

Fiscal Second Quarter Results:

	Quarter Ending March 31, 2008			Quarter Ending March 31, 2007
	Revenues	Gross Profit	Gross Margin %	Revenues	Gross Profit	Gross Margin %
(Amounts in thousands)
Homecare	$53,847	$16,562	30.8%	$48,324	$15,231	31.5%
Nursing Homes	10,499	3,119	29.7%	9,367	2,741	29.3%
Hospital Staffing	8,510	1,970	23.1%	9,519	1,949	20.5%
	72,856	21,651	29.7%	67,210	19,921	29.6%
Effect of foreign exchange	959	280		—	—
Total	$73,815	$21,931		$67,210	$19,921
SG&A		$19,233			$17,592
Effect of foreign exchange		222			—
Total SG&A		$19,455			$17,592
Operating Income		$2,476			$2,329

For the second quarter of fiscal 2008, before the favorable impact of exchange rates, revenues increased by $5.6 million, or 8.4%, to $72.9 million, compared with $67.2 million reported during the same period in fiscal 2007. Contributing to the increase in revenues was Allied’s

Homecare staffing which grew by 11.4% to $53.8 million. Nursing Home staffing achieved 12.1% growth in revenues totalling $10.5 million. As anticipated, Hospital staffing declined, resulting in a 10.6% decrease in revenues to $8.5 million. After the favorable impact of exchange of almost $1 million, revenues increased to $73.8 million.

Before the favorable impact of exchange rates, total gross profit for the second fiscal quarter increased 8.7% to $21.6 million, compared with $20.0 million reported for the comparable quarter in fiscal 2007. Gross profit margins for the second quarter improved slightly, but were impacted by the Company’s requirement to comply with changes in employment legislation, which provided care workers with an additional four days of holiday from October 1, 2007. The costs are expected to be passed on to Allied’s clients in the annual price adjustment review, which are expected to take place during the Company’s fiscal third quarter of 2008. Foreign exchange slightly impacted the quarter and increased gross profit by $0.3 million to $21.9 million.

Excluding the unfavorable effects of foreign exchange, SG&A for the second fiscal quarter was $19.3 million, compared with $17.6 million reported last year. The increase was due to the Company’s continued initiative to invest in improved recruitment and retention of care workers. Of the increase, $0.1 million was for advertising and $0.9 million was for additional headcount and training. Also, with the increase in activity and growth in the number of carers, Allied opened four additional branches since last year and increased branch staff, resulting in a further cost of $0.7 million for the quarter. The Company has begun to benefit from this investment as its number of paid workers has increased by approximately 270 people since the start of the fiscal year. Foreign exchange slightly impacted the quarter and increased costs by $0.2 million to $19.5 million.

Income from continuing operations for the second quarter of fiscal 2008 increased 62% to $1.8 million as compared with $1.1 million reported during the 2007 second fiscal quarter. Diluted earnings per share from continuing operations was $0.04 for the quarter, compared to $0.02 per diluted share last year.

The Company has recently approved the purchase of a new branch operating system supplied by Coldharbour, a privately owned UK company, which supplies many of Allied’s competitors and who are also forging relationships with the Company’s Local Government clients. In re-evaluating its needs, Allied was able to reduce the anticipated cost of the project to $7 million over a two-year period, as opposed to the $9 million to $10 million that was previously anticipated. The associated costs will include software, hardware and training of the approximate eight hundred branch staff members that will use the system.

Fiscal 2008 Six-Month Results:

	Six Months Ending March 31, 2008			Six Months Ending March 31, 2007
	Revenues	Gross Profit	Gross Margin %	Revenues	Gross Profit	Gross Margin %
(Amounts in thousands)
Homecare	$106,265	$32,832	30.9%	$96,568	$30,512	31.6%
Nursing Homes	21,485	6,390	29.7%	18,840	5,629	29.9%
Hospital Staffing	15,148	3,434	22.7%	18,656	3,879	20.8%
	142,898	42,656	29.9%	134,064	40,020	29.9%
Effect of foreign exchange	5,687	1,698		—	—
Total	$148,585	$44,354		$134,064	$40,020
SG&A		$38,200			$35,260
Effect of foreign exchange		1,448			—
Total SG&A		$39,648			$35,260
Operating Income		$4,706			$4,760

For the fiscal six months ended March 31, 2008 before the favorable impact of foreign exchange rates, revenues increased $8.8 million, or 6.6%, to $142.9 million, compared with $134.1 million reported during the same fiscal period in 2007. Contributing to the increase in revenues was Allied’s Homecare staffing, which grew by 10% to $106.3 million. Nursing Home staffing achieved 14% growth in revenues totalling $21.5 million. As anticipated, revenues generated in Hospital staffing decreased 18.8% to $15.1 million. Foreign exchange increased the revenues by $5.7 million to $148.6 million.

Before the favorable impact of foreign exchange, gross profit for the fiscal six months increased 6.6% to $42.7 million, compared to $40.0 million reported for the comparable period in fiscal 2007. Gross profit margins for the six-month period remain constant, but as discussed above, gross margin was adversely impacted by the costs of additional holiday entitlement for care workers. Foreign exchange benefited the reported results by $1.7 million to $44.4 million.

Excluding the unfavorable effects of foreign exchange, SG&A for the six-month period was $38.2 million, compared with $35.3 million reported in last year’s comparable period. The increase in SG&A was due to the additional costs of bringing more care workers into the branch network, as well as opening four new branches. As a result, branch staff costs have increased by $1.3 million, recruitment and advertising cost an additional $0.3 million and training cost an additional $0.5 million compared with the same period last year. Foreign exchange further increased the costs by $1.4 million to $39.6 million.

Income from continuing operations for the six-month period increased 39% to $3.4 million, or $0.08 per diluted share from continuing operations as compared with $2.5 million, or $0.06 per diluted share from continuing operations reported in the six-month period of 2007.

Allied’s cash balance at the end of the quarter was $20.5 million. During the quarter, the cumulative cash inflow increased by $5.9 million, compared with last quarter, when there was a cash outflow of $5.7 million due to the timing of annual payments. For the year-to-date, depreciation and amortization was $2.5 million and capital expenditure was $1 million.

Day Sales Outstanding (DSO) decreased to 22 for the month of March, compared with 27 days in the same period in 2007. This is the lowest level achieved by the Company, but was impacted by the invoicing of clients who are on a four-week billing cycle, rather than a calendar month. The Company anticipates DSO will return to its historical rate of 25 – 27 days per month in upcoming quarters.

Management Discussion:

“It is encouraging to see the revenues growth Allied has made in the Homecare business during the second quarter,” commented Sandy Young, Chief Executive Officer of Allied Healthcare. “We remain focused on our initiatives to improve recruitment and retention of Careworkers to support our growth in the months and years to come. We are fortunate that our market has not been particularly affected by the economic problems affecting the wider economy.”

Mr. Young continued: “We would like to see more of our increased gross margin reflected in our operating income. We will continue to work on efficiencies in our processes and will be aiming to limit or reduce our overhead expenditure in future periods.”

Mr. Young concluded: “I am proud of our staff’s performance, from care workers, to trainers, to the corporate staff, and I look forward to moving ahead and reporting the results of the changes we make as we further improve our operations.”

Conference Call Information- May 7, 2008 at 10:00 AM EST:

Allied invites all those interested in listening to management’s discussion of the results to join the call by dialing 866-885-0439 for domestic participants, and 904-596-2360 for international participants today, May 7, 2008 at 10:00 AM EST. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A replay will be available for one week following the call by dialing 866-245-6755 for domestic participants, and 416-915-1035 for international participants. When prompted, please enter passcode 497659. The presentation will be available and archived on the Company’s website for ninety days.

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately one hundred branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing homes, and hospitals.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; Allied’s ability to enter into contracts with hospitals, other healthcare facility customers and local government social services departments on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Allied Healthcare International Inc.

Sandy Young, Chief Executive Officer

David Moffatt, Chief Financial Officer

UK 00-44-1785 810-600

sandyyoung@alliedhealthcare.com

davidmoffatt@alliedhealthcare.com

or

The Investor Relations Group

Adam Holdsworth / Rachel Colgate

212-825-3210

or

Cenkos Securities plc (Nominated Advisor)

Ian Soanes

London: 00-44-20-7397-8924

ALLIED HEALTHCARE INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Revenues:
Net patient services	$73,815	$67,210	$148,585	$134,064
Cost of revenues:
Patient services	51,884	47,289	104,231	94,044
Gross profit	21,931	19,921	44,354	40,020
Selling, general and administrative expenses	19,455	17,592	39,648	35,260
Operating income	2,476	2,329	4,706	4,760
Interest income	171	31	404	71
Interest expense	(47)	(873)	(103)	(1,622)
Foreign exchange (loss) income	(12)	(2)	(149)	137
Other (expense) income	—	(41)	—	23
Income before income taxes and discontinued operations	2,588	1,444	4,858	3,369
Provision for income taxes	824	357	1,416	900
Income from continuing operations	1,764	1,087	3,442	2,469
Discontinued operations:
Income from discontinued operations, net of taxes	—	920	—	1,449
Net income	$1,764	$2,007	$3,442	$3,918
Basic and diluted net income per share of common stock
Income from continuing operations	$0.04	$0.02	$0.08	$0.06
Income from discontinued operations	—	0.02	—	0.03
Net income per share of common stock	$0.04	$0.04	$0.08	$0.09
Weighted average number of common shares outstanding:
Basic	44,986	44,957	44,986	44,957
Diluted	45,059	45,148	45,116	45,113

ALLIED HEALTHCARE INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2008 (Unaudited)	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$20,459	$20,241
Restricted cash	150	55,819
Accounts receivable, less allowance for doubtful accounts of $1,019 and $1,570, respectively	18,344	21,490
Unbilled accounts receivable	17,930	14,375
Deferred income taxes	373	182
Derivative asset	—	640
Prepaid expenses and other assets	2,083	1,448
Assets of discontinued operations	200	205
Total current assets	59,539	114,400
Property and equipment, net	8,836	9,767
Goodwill	119,747	122,843
Other intangible assets, net	4,477	5,465
Deferred income taxes	201	304
Total assets	$192,800	$252,779
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$54,795
Accounts payable	1,827	3,950
Accrued expenses, inclusive of payroll and related expenses	29,645	30,614
Taxes payable	1,121	3,375
Liabilities of discontinued operations	685	1,286
Total liabilities	33,278	94,020
Shareholders’ equity:
issued 45,571 shares	456	456
Additional paid-in capital	240,585	240,206
Accumulated other comprehensive income	14,448	18,018
Accumulated deficit	(93,673)	(97,627)
	161,816	161,053
Less cost of treasury stock (585 shares)	(2,294)	(2,294)
Total shareholders’ equity	159,522	158,759
Total liabilities and shareholders’ equity	$192,800	$252,779

ALLIED HEALTHCARE INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	March 31, 2008	March 31, 2007
Cash flows from operating activities:
Net income	$3,442	$3,918
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	(1,449)
Depreciation and amortization	1,665	1,721
Amortization of intangible assets	855	870
Amortization of debt issuance costs	—	144
(Reversal of) provision for allowance for doubtful accounts	(516)	162
Gain on sale of fixed assets	(23)	—
Stock based compensation	379	370
Deferred income taxes	(96)	60
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
Decrease in accounts receivable	3,131	7,371
Increase in prepaid expenses and other assets	(4,632)	(2,775)
Decrease in accounts payable and other liabilities	(3,941)	(690)
Net cash provided by continuing operations	264	9,702
Net cash (used in) provided by discontinued operations	(572)	4,079
Net cash (used in) provided by operating activities	(308)	13,781
Cash flows from investing activities:
Capital expenditures	(1,006)	(149)
Proceeds from sale of business	54,692	—
Proceeds from sale of property and equipment	49	—
Payments on acquisitions payable	—	(2,539)
Net cash provided by (used in) continuing operations investing activities	53,735	(2,688)
Net cash used in discontinued operations investing activities	—	(836)
Net cash provided by (used in) investing activities	53,735	(3,524)
Cash flows from financing activities:
Payments for financing fees	—	(367)
Payments on revolving loan	(25,149)	(14,512)
Borrowings under invoice discounting facility		14,512
Payments on invoice discounting facility	(4,546)	(5,736)
Payments on long-term debt	(24,143)	(5,805)
Proceeds from sale of interest rate swap agreements	629	—
Net cash used in financing activities	(53,209)	(11,908)
Effect of exchange rate on cash	—	(786)
Increase (decrease) in cash	218	(2,437)
Cash and cash equivalents, beginning of period	20,241	3,938
Cash and cash equivalents, end of period	$20,459	$1,501